ADDENDUM TO ASSET PURCHASE AGREEMENT
                              AND ESCROW AGREEMENT

THIS ADDENDUM DATED AS OF MAY 27, 2004 (THIS"ADDENDUM") AMENDS AND MODIFIES THE THE ASSET PURCHASE AGREEMENT DATED MARCH 17TH, 2004 BETWEEN WORKSTREAM INC., WORKSTREAM USA, INC. AND PEOPLEVIEW, INC. (THE"ASSET PURCHASE AGREEMENT") AND THE ESCROW AGREEMENT DATED MARCH 17TH, 2004 BETWEEN WORKSTREAM INC., WORKSTREAM USA, INC., PEOPLEVIEW, INC. AND BORDEN LADNER GERVAIS LLP AS ESCROW AGENT (THE"ESCROW AGREEMENT").


PeopleView, Inc. hereby agrees to the following adjustments in the Purchase Price of the aforementioned Asset Purchase Agreement:

1. PeopleView, Inc. agrees that the stock consideration will be reduced from 350,000 common shares, as stated in Section 2.5.1 of the Asset Purchase Agreement to 262,500 common shares, effectively equaling 75% of the original amount of the Asset Purchase Agreement.

2. In addition, PeopleView, Inc. agrees to further reduce the amount of common shares they anticipate to receive by $39,000 or 15,600 common shares at $2.50 per share. This amount is equal to the total amount of outstanding invoices owed by PeopleView to Prosys, Inc. for the final development and delivery of the HCM Tools asset. These Invoices are attached as schedule A to this addendum.

3. The actions described in paragraphs 1 and 2 herein will bring the total amount of common shares to be delivered by Workstream Inc. to PeopleView, Inc. as part of the Asset Purchase Agreement to 246,900 common shares.

4. PeopleView, Inc. agrees to forgo the"Cash Hold Back Funds" of $50,000 as stated in Section 2.5.3 of the Asset Purchase Agreement.

5. Workstream Inc. agrees to uphold Section 2.5.2 of the Asset Purchase Agreement, which states"by delivery to the Vendor of a warrant to purchase 50,000 common shares (the"Warrant Shares"), no par value in Workstream at a purchase price of $3.00 per common share (the"Warrant").

6. Workstream, Inc. agrees to deliver the share certificates and the warrant agreement within seven (7) days of the execution of this addendum.

7. The parties to the Escrow Agreement agree to: (a) delete Recital D and all mention of the"Hold Back Funds" from the Escrow Agreement; and (b) delete section  4  and  Schedule"B"  of  the  Escrow  Agreement  in  its  entirety.

8. Except as modified hereby, the Asset Purchase Agreement and the Escrow Agreement continues in full force and effect, unmodified in any way.

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9.     All capitalized terms not otherwise defined herein will have the meanings given  to  such  terms  in  the  Asset  Purchase  Agreement.

10. This Addendum shall be governed by and interpreted in accordance with the laws of the state of New York without reference to the conflicts of law provisions thereof.

11. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same amendment.

12. Each of Workstream Inc. and Workstream USA, Inc., (each, a"Releasor"), for good and valuable consideration, the sufficiency of which is hereby acknowledged, releases and discharges, as of the date of this Addendum, PeopleView, Inc. and PeopleView Inc.'s past and present employees, officers, directors, shareholders, successors, predecessors, affiliates, subsidiaries, parent companies, assigns, and every other individual, person, corporation, partnership, proprietorship and other entity in the world, including but not limited to all governmental bodies, departments and agencies (all collectively referred to herein as the"Released Parties") from all obligations, actions, causes of action, debts, claims, liabilities, covenants, contracts, controversies, agreements, promises, claims for attorneys fees and costs (all collectively referred to herein as the"Released Claims"), which such Releasor, such Releasor's heirs, executors, administrators successors and assigns ever had, now have or hereafter may have arising out of or relating to the functionality, fitness, features, completion or non-completion and performance of the software products known asClimate Sight,Skill Sight, Performance Sight, Compliance Sight and HCM TOOLS. The Releasors each acknowledge and agree as follows:

- That all computer systems and application software, including without limitation, the software products known as Climate Sight, Skill Sight, Performance Sight, Compliance Sight and HCM TOOLS and all documentation relating thereto and the latest revisions of all related object and source codes therefor, forming part of the Purchased Assets are fully functional, merchantable and fit for the purpose for which they were intended.

It is understood and agreed by Releasor that it may have sustained damages, losses, costs or expenses for which it might have made claims against the Released Parties that are presently unknown or unsuspected and that such damages, losses, costs and expenses may give rise to additional damages, loses, costs or expenses in the future. It is specifically acknowledged by Releasor that the foregoing release and waiver set forth below has been agreed upon and given in light of such facts and that the release is intended to release the Released Parties from potential liabilities for all such damages, losses, costs and expenses. Should any provision, part or term of this Section 12 be declared or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions should not be affected thereby, and said illegal, invalid or unenforceable part, provision or term shall be deemed not to be part of this
Section  12.

Notwithstanding the aforementioned, the release described in this Section 12 does not limit in any way the Releasors' right to be indemnified pursuant to the Asset Purchase Agreement, except with respect to any claims arising out of or relating to the functionality, fitness, features, completion or non-completion and performance of the software products known as Climate Sight, Skill Sight, Performance Sight, Compliance Sight and HCM TOOLS.

IN WITNESS WHEREOF this Addendum has been executed by the parties hereto as of the date first set forth above.

SIGNED,  SEALED  AND  DELIVERED

                              PEOPLEVIEW,  INC.


                              Per:  /s/ Joseph J. Flynn

                              Title:      Chairman  &  CEO

                              WORKSTREAM  USA,  INC.


                              Per:  /s/ David Polansky
                              Title:   CFO

                              WORKSTREAM  INC.


                              Per:  /s/ David Polansky
                              Title:   CFO

                              BORDEN  LADNER  GERVAIS  LLP,  AS
                              ESCROW  AGENT

                              Per:
                              Title: